Exhibit 99.1

POMEROY IT SOLUTIONS
ANNOUNCES CHANGE IN EXECUTIVE MANAGEMENT

Hebron, KY – July 18, 2008 – Pomeroy IT Solutions (NASDAQ “PMRY”), a technology and services solutions provider, announced today that it has accepted the resignation of Kevin G. Gregory as its Chief Financial Officer.  Mr. Gregory will remain with the Company until July 31, 2008, to assist with the transition to his successor, Mr. Craig Propst, the Company’s Vice President and Treasurer, who will be appointed interim Chief Financial Officer and be given the opportunity to assume this role on a permanent basis.

“Kevin has provided a stabilizing leadership influence on our organization during his tenure, which helped to guide the Company through a challenging period in its history,” commented Keith Coogan, the Company’s President and Chief Executive Officer.  “We certainly wish him the very best for continued personal and professional success as he pursues new interests.”

“We are fortunate that Craig Propst has been immersed in the Company’s financial and accounting functions since he joined the Company in March of this year,” said Mr. Coogan.  “He stands ready to immediately assume the responsibilities of interim CFO and I have great confidence in his ability to make a seamless transition into this new role. Craig is a results-oriented and highly motivated problem-solver who is very capable of providing the kind of detailed financial analysis and disciplines that we need to grow and improve our business,”  Mr. Coogan added.

Mr. Propst, 46, has served as the Company’s Vice President and Treasurer since March 2008 and has been responsible for the financial areas of cash management, treasury, and financial planning and analysis. Mr. Propst was previously employed by Software Spectrum, a global software reseller with over two billion dollars in annual sales, where he served as Vice President of Finance Europe, Middle East and Africa during his three year tenure.  Before joining Software Spectrum, Mr. Propst served in multiple financial and operational roles for i2Technologies, a global supply chain software company in Dallas, Texas over a period of four years.  Prior to that, he served as treasurer for Opel Master Lease, a full service automobile leasing subsidiary of General Motors in Ruesselsheim, Germany.   Mr. Propst was an active duty Intelligence Officer in the US Air Force for nine (9) years.  He is a 1983 graduate of the United States Air Force Academy, obtained a Master of Arts in East European Studies from United States Naval Post Graduate School and holds MBA degrees in Finance from the University of Texas at Austin and in International Corporate Finance from Koblenz School of Corporate Management in Koblenz, Germany.

About Pomeroy IT Solutions, Inc.

Pomeroy IT Solutions, Inc. is a leading provider of IT infrastructure solutions focused on enterprise, network and end-user technologies.  Leveraging its core competencies in IT Outsourcing and Professional Services, Pomeroy delivers consulting, deployment, operational, staffing and product sourcing solutions through the disciplines of Six-Sigma, program and project management, and industry best practices.  Pomeroy's consultative approach and adaptive methodology enables Fortune 2000 corporations, government entities, and mid-market clients to realize their business goals and objectives by leveraging information technology to simplify complexities, increase productivity, reduce costs, and improve profitability.  For more information, go to www.pomeroy.com.

Forward-Looking Statements

Certain of the statements in the preceding paragraphs may contain projections and other forward-looking statements.  While these statements are related to future events and represent our best current judgment, they are subject to risks and uncertainties that could cause actual results to vary.  These risks and other factors include but are not limited to:  changes in customer demands or industry standards; existing market and competitive conditions, including the overall demand for IT products and services; adverse or uncertain economic conditions; litigation; loss of key personnel; the nature and volume of products and services anticipated to be delivered; the mix of the products and services businesses; the type of services delivered; the ability to successfully attract and retain customers  and to sell additional products and service to existing customers; the ability to timely bill and collect receivables; the ability to maintain a broad customer base to avoid dependence on any single customer; the need to successfully attract and retain outside consulting services;  terms of vendor agreements and certification programs and the assumptions regarding the ability to perform there under; the ability to manage risks associated with customer projects;  and the ability to attract and retain technical and other highly skilled personnel.  These statements are only predictions.  Actual events or results may differ materially.

Contact:	Keith R. Coogan, President & CEO
(859) 586-0600 x1423